Exhibit 16.1


February 1, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:


We have read Item 4.01 of Amendment No. 1 of Form 8-K dated January 24, 2006, of Urstadt Biddle Properties Inc. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST AND YOUNG LLP